Exhibit 9.(i)

April 21, 2006

FOLEY & LARDNER LLP

ATTORNEYS AT LAW

777 East Wisconsin Avenue, Suite 3800

Milwaukee, Wisconsin  53202-5306

414.271.2400 TEL

414.297.4900  FAX

www.foley.com

WRITER’S DIRECT LINE

414.297.5660

rteigen@foley.com Email

CLIENT/MATTER NUMBER

042012-0101

Van Wagoner Funds, Inc.

755 Sansome Street

Suite 350

San Francisco, CA  94111

Ladies and Gentlemen:

We have acted as counsel for you in connection with the preparation of an Amended Registration Statement on Form N-1A relating to the sale by you of an indefinite amount of Van Wagoner Funds, Inc. Common Stock (such Common Stock being hereinafter referred to as the “Stock”) in the manner set forth in the Amended Registration Statement to which reference is made. In this connection we have examined:  (a) the Amended Registration Statement on Form N-1A; (b) your Articles of Incorporation and Bylaws, as amended to date; (c) corporate proceedings relative to the authorization for issuance of the Stock; and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that the shares of Stock when sold as contemplated in the Amended Registration Statement will be legally issued, fully paid and nonassessable

We hereby consent to the use of this opinion as an exhibit to the Amended Registration Statement on Form N-1A. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Sincerely,

FOLEY & LARDNER

By

Richard L. Teigen

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